SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims ("Agreement") is made by and between Jay Oyakawa ("Employee") and Calypte Biomedical Corporation (the "Company" OR "Employer"), and all subsidiaries, affiliates and/or joint venture companies of Employer.

The ("Company") has elected to provide Employee with Severance Payments.

NOW THEEFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.    Upon the execution of this Agreement:

            a. Employee shall be terminated from Employment with Calypte Biomedical Corporation effective January 19, 2004.

            b. Employee will have the right to elect to continue, at his cost, coverage under the Calypte Biomedical Corporation Health Plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

            c. Employee will voluntarily resign as President and a Director of Employer, annexed hereto is a true copy of Employee's resignation. Additionally, Employee consents to the issuance of the attached copy of a press release announcing Employee's resignation as an officer and director.

            d. Employee agrees that Employee will be bound by Sections 9 and 10 of his Employment agreement dated August 12, 2003 with respect to confidentiality with Employer.

      2. In consideration of the promises contained herein, the Company is willing to provide Employee with the Severance Package outlined in this Agreement and Release ("Agreement"), in exchange for and subject to Employee's execution and non-revocation of this Agreement. If the within agreement has not been revoked (as defined in paragraph "8" below). Employee shall receive a Severance Package that will include a Severance Payment equal to (12) months of salary in monthly installment payments of ($ 29,166) per month ($350,000) The first payment will be paid on the Release Effective Date (As defined in Section 11) Employer will deduct the sum of $16,766.39 over three (3) consecutive monthly payments. Said sum is an advance that was paid to Employee for travel expenses. In the event that Employer obtains equity or debt financing, including without limitation, any type of loan in, of the sum of at least $5,000,000 during the term hereof, Employer agrees to pay the balance of any monthly installments due to Employee. In addition, Employer agrees to award Employee effective January 15, 2004, 750,000 stock options to purchase 750,000 shares of common stock, at $.32 per share under Employer's Employee stock option plan, which grant shall vest the earlier of the Release Effective Date (as defined in section 11) or January 14, 2005, and to pay reasonable attorneys fees to Employee for his appearance if required at the Securities and Exchange Commission, as well as indemnify Employee in accordance with Delaware law. The Severance is not subject to applicable payroll withholding deductions. You will then be entitled to participate in the Company's group Medical Plan pursuant to COBRA (as defined in paragraph "1").


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                        SEPARATION AGREEMENT AND RELEASE

3.

      a. In consideration for the Severance Package provided to Employee pursuant to this Agreement, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the "Releasors"), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their Employee benefit and /or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, Employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason arising out of or in any way connected with Employee's Employment with the Company, the termination of or decision to terminate such Employment, and/or any of the events relating directly or indirectly to or surrounding that termination; or any other transactions, occurrences, acts or omissions or any loss , damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in Employment. And any claim for attorneys' fees, costs, disbursements and/or the like. Or other matter up to and including the Release Effective Date.

      b. Without limiting the generality of the foregoing subparagraph "(a)", this Agreement is intended to and shall release the Releasees from any and all claims against Employer, whether, arising out of Employee's Employment, or including but not limited to (i) any claim under the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended; (iii) any claim under the Americans with Disabilities Act, as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (excluding claims for accrued, vested benefits under any Employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) any claim under the Federal Family and Medical Leave Act ("FMLA"); (vi) any claim under the Equal Pay Act; (vii) any claim under the California State Human Rights Law, or any other Human Rights Law.


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                        SEPARATION AGREEMENT AND RELEASE

      c. This release shall not prevent Releasors from enforcing any rights under this Agreement.

4. Employee agrees, to the maximum extent permitted by law, that he will not commence, maintain, prosecute or participate as a party or a member of a class in any action or proceeding of any kind against any of the Releases, arising out of any act, omission, transaction or occurrence occurring up to and including the Release Effective Date and warrants that he has not done so as of the Release Effective Date.

5. Employee further agrees except as otherwise provided in paragraph "3c", that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by paragraphs "3" and "4".

6. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the prior written consent of the Company, except if required by law (Securities and Exchange Commission Disclosure Requirements) and to Employee's attorneys or family members, provided that they agree to maintain the confidentiality of this Agreement. Employee further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys and family members.

7. Employee agrees that he has not and will not engage in any conduct that is injurious to releasee's reputation or interest, including but not limited to (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of duties for Releasees; and (ii) publicly disparaging (or inducing others to publicly disparage) Releasees, including making comments or statements which would adversely affect the Company to the press, the Company's Employees or individuals or entities with whom the Company has a business relationship. If The Company receives any inquiries from prospective Employers concerning Employee, the Company agrees that it will respond to such inquiries by stating his separation from the Company was amicable and on good terms and pursuant to Company policy, it will provide Employee's dates of Employment and Employee's last title with the Company.

8. Consultation and Cooperation by Employee agrees to make himself reasonably available to the Company, at mutually agreed times and places, to respond to requests by the Company for information concerning facts or events relating to The Company that may be within his knowledge. Employee will cooperate fully with the Company or any of its officers and directors, in connection with any or all future litigation or regulatory proceedings brought by or against the Company to the extent The Company reasonably deems Employee cooperation either necessary or helpful. In the event that the Company requires Employee cooperation, the Company agrees to pay any of Employee reasonable expenses in providing such cooperation (such as travel and accommodations).


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                        SEPARATION AGREEMENT AND RELEASE

9. Confidentiality. The parties further agree that the terms of this Agreement, and the negotiations leading up to it, shall not be disclosed by the parties to any person, other than in a proceeding to enforce the terms of this Agreement or pursuant to valid subpoena or court order, with the exception of the parties' lawyers, accountants, tax preparers and, with respect to Employee, immediate family, provided that the parties inform any such persons that they must not disclose the same to any person and they agree to that condition. In response to any inquiry from third parties, the parties and their attorneys may state only that the parties have resolved the matter.

10. Non-Disparagement. Employee and the Company agree that, except for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court Order, neither will make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to the Company, any of its affiliates or any other entity or person within the Company or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and Employees.

11. Employee shall have twenty-one (21) days from the date of receipt to consider the terms and conditions of this Agreement. If the terms of this Agreement meet Employee's approval, Employee may accept this Agreement by signing it and returning it to Employer. Further, Employee may sign and return this Agreement at any time within this period. After signing this Agreement, Employee shall have seven (7) days to revoke this Agreement ("Revocation Period") by indicating he desire to do so in writing that is:
      (a) addressed to Employer at the address listed above, and (b) received by he no later than the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth
      (8th) day following Employee's signing of this Agreement (the "Release Effective Date"), provided Employee does not revoke this Agreement during the revocation Period. In the event Employee does not accept this Agreement as set forth above, or revokes this Agreement during the Revocation Period, this Agreement including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment referred to in paragraph "2" above, shall automatically be deemed null and void, in addition to the stock options being immediately cancelled.

12. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has been advised by the Company in writing to consult with an attorney of he choosing in connection with this Agreement; (c) he fully understands the significance of all of the terms and conditions of this Agreement; (d) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this agreement; and
      (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.


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                        SEPARATION AGREEMENT AND RELEASE

13. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee. The payment of Severance Benefits to Employee will not be considered an admission of any liability on the part of the Company with respect to any claims or potential claims made by Employee.

14. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California, and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable in the State of California.

      a. If any provision of this Agreement shall be held by a court of court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraphs "3" and "4" of this Agreement are illegal, void, and unenforceable or not entered into knowingly and voluntarily, Employee agrees, at the Company's option, either to return promptly to the Company the Enhanced Severance paid to he pursuant to this Agreement or to execute a release, waiver and/or covenant that is legal and enforceable.

      b. If Employee seeks to challenge the validity of or otherwise vitiate this Agreement or any provision thereof (including, without limitation, paragraphs "3" and "4"), Employee, to the maximum extent permitted by law, shall, as a precondition, be required to repay to the Company the severance paid to he pursuant to the terms of this Agreement.

      c. Any breach of the terms of paragraphs "4", "6", "7", "8", "9" and/or "10" shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief (including, but not limited to repayment of the Severance paid to Employee under this Agreement) in a court of competent jurisdiction.

      d. Employee further agrees that any claim or counterclaim made by the Company to enforce the terms of this Agreement shall not be deemed retaliatory.

16. The parties agree that this Agreement may only be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement.


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

17. This Agreement (together with the accompanying cover letter) constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Release Effective Date by the parties to be bound thereby.

ACCEPTED AND AGREED TO:
EMPLOYEE


By: /s/ Jay Oyakawa                     Date: 19 Jan 04
   --------------------------------          ----------
       Jay Oyakawa

State of California        )
                           ) ss:
County of                  )


On this _____ day of ____________, 2004, before me personally came Jay Oyakawa to me known and known to me to be the person described herein, and who executed the foregoing Agreement and Release, and he duly acknowledged that he executed the same.



-----------------------------------
         Notary Public

ACCEPTED AND AGREED TO:

CALYPTE BIOMEDICAL CORPORATION


By: /s/ Anthony J. Cataldo                 Date: 19 Jan 04
   --------------------------------             -----------
   Chairman


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